EXHIBIT 11

                             CFM TECHNOLOGIES, INC.

                            EARNINGS PER COMMON SHARE

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                                                     Three Months Ended                Nine Months Ended
                                                           July 31,                         July 31,
                                                   -----------------------           -----------------------
                                                    1996             1995             1996             1995
                                                   ------           ------           ------           ------
                                                      (Amounts in thousands, except per share - unaudited)

Net income....................................     $  633           $  499           $1,984           $  752
                                                   ======           ======           ======           ======

Average number of common shares
   outstanding.................................     4,811            3,803            4,143            3,803

Adjustment for assumed conversion of
   stock options...............................       180              168              157              168
Adjustment for cheap stock (treasury Method)...        25               46               39               46
                                                   ------           ------           ------           ------
Average number of common shares................     5,016            4,017            4,339            4,017
                                                   ======           ======           ======           ======
Earnings per common share......................    $ 0.13           $ 0.12           $ 0.46           $ 0.19
                                                   ======           ======           ======           ======

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